Exhibit 99.1

Nevro Appoints Dr. Brad Vale to its Board of Directors

Menlo Park, Calif., March 2, 2015 - Nevro Corp. (NYSE:NVRO), a medical device company that has developed and commercialized an innovative, evidence-based neuromodulation platform for the treatment of chronic pain, today announced that Brad Vale, PhD, DVM, former Head of Johnson & Johnson Development Company (JJDC), has been appointed to its Board of Directors, effective March 1, 2015.

Dr. Vale has over 30 years of experience in developing, commercializing and investing in innovative medical devices. He has extensive experience in medical device research and development, including blood-compatible polymers, lasers, microsurgery, novel tissue closure, and hyaluronic acid for adhesion prevention.

“We are delighted to add Dr. Vale, a medical device industry leader with significant strategic business experience in market changing technologies and companies, to our board,” said Michael DeMane, Chairman and Chief Executive Officer. “Brad’s leadership, experience and insights have been renowned in Silicon Valley for over two decades and they are great assets as we further our mission of improving the quality of life of those afflicted with debilitating chronic pain.”

“It is an honor to join an organization committed to providing life-changing treatment for patients suffering from chronic pain,” said Dr. Vale. “Nevro is emerging as a leader in the spinal cord stimulation field, and I am thrilled to join the company’s board of directors at this exciting stage of development.”

Dr. Vale joined JJDC in 1992 and in 1997 moved to California to establish the Silicon Valley office. Since joining JJDC, he has invested in over 30 companies. In 2008, Dr. Vale was appointed to the position of Vice President, Head of Venture Investments. In 2012, Dr. Vale was named Head of JJDC. Prior to joining JJDC, Dr. Vale supported Johnson & Johnson’s medical device businesses at the Corporate Office of Science and Technology. From 1982 to 1989, he was at Ethicon, Inc., a Johnson & Johnson subsidiary, working on preclinical studies, new business development, and a coronary artery bypass graft internal venture.

In connection with Dr. Vale’s appointment, Peter T. Bisgaard, Partner at Novo Ventures, stepped off the Board of Directors at Nevro. “Peter has been a significant contributor toward the successful transition of Nevro to a public company and his extensive expertise growing businesses in the medical technology sector has been valuable,” said Michael DeMane, Chairman and Chief Executive Officer. “We are thankful for his contributions to the company during his tenure on the board.”

About Nevro

Headquartered in Menlo Park, California, Nevro is a medical device company focused on providing innovative products that improve the quality of life of patients suffering from debilitating chronic pain. Nevro has developed and commercialized the Senza® spinal cord stimulation (SCS) system, an evidence-based neuromodulation platform for the treatment of chronic pain. The Senza system is the only SCS system that delivers Nevro’s proprietary HF10™ therapy. In the United States, the Senza system is limited by federal law to investigational use only. Senza, HF10, Nevro and the Nevro logo are trademarks of Nevro.

Investor Relations Contact:

Westwicke Partners

Lynn Pieper

(415) 202-5678

Lynn.pieper@westwicke.com